EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations timothy.allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

PATRICK J. O’BRIEN APPOINTED TO THE BOARD
OF DIRECTORS OF SCHAWK, INC.

CHICAGO, IL, AUGUST 16, 2012—Schawk, Inc. (NYSE: SGK), a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers, announced that Patrick J. O’Brien, former president of developed markets at SC Johnson, was appointed to the Company’s board of directors on August 14, 2012.

Mr. O’Brien is expected to serve until the expiration of his term at the 2013 annual meeting of shareholders, and thereafter if nominated and elected to continue his service on the board of directors.

Patrick O’Brien is currently chief executive officer of Paris Presents, a personal care company. Previously, he was president of developed markets of SC Johnson from 2007 to 2010 where he had responsibility for the company’s business operations, marketing, sales and consumer insights for North America, Europe and Japan. Of his 29 years working for SC Johnson and certain affiliated companies, Mr. O’Brien served for 14 years in a variety of senior leadership positions, including as president and chief operating officer of Johnson Outdoors, Inc. from 1999 to 2003, and as president of SC Johnson—Europe, Africa and Middle East from 2003 to 2007. He is also a founder and chairman of Patina Solutions, an executive level temporary staffing firm. Mr. O’Brien holds undergraduate and graduate business degrees from the University of Wisconsin – Madison.

David Schawk, chief executive officer, commented, "Patrick’s addition to the board will provide the Company with broad-based insight into achieving global growth from the perspective of a consumer products company leader.  The depth of his experience coupled with his knowledge of consumer product company practices and trends, brings considerable value to the board.”

Patrick O’Brien said: “I am excited to join the Schawk, Inc. board and look forward to working with the Company and the board of directors on all matters, including areas that impact the Company’s growth, and to serve the interests of Schawk, Inc. and its shareholders.”

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Schawk, Inc. Appoints Patrick J. O’Brien to its Board of Directors

Schawk, Inc. is a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers. With a global footprint of operations in 26 countries, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touch points. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit www.schawk.com.

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